Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON
November 4, 2009
Carrizo Oil & Gas, Inc.
1000 Louisiana, Suite 1500
Houston, Texas 77002
Ladies and Gentlemen:
     As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 1,595,000 shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to the terms of the Incentive Plan of Carrizo Oil & Gas, Inc., as amended to date (the “Incentive Plan”), certain legal matters in connection with the Shares are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
     In our capacity as your counsel in the connection referred to above, we have examined the Company’s Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.
     We have assumed all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of paragraph 2 below that the consideration received by the Company for the Shares will be not less than the par value of the Shares.
     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that:
     1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Texas.
     2. Upon the issuance and sale of shares of Common Stock pursuant to the provisions of the Incentive Plan for consideration fixed by the Board of Directors or the Compensation Committee of the Board of Directors, such shares of Common Stock will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

November 4, 2009
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ BAKER BOTTS L.L.P.